EXHIBIT 15(b)
              FORM OF PLAN OF DISTRIBUTION (LIVE OAK SHARES)


                   PLAN FOR PAYMENT OF CERTAIN EXPENSES
                          FOR DISTRIBUTION AND/OR
                     SHAREHOLDER SERVICING ASSISTANCE
                             (LIVE OAK SHARES)


     Plan (the "Plan") of the Live Oak General Money Market Fund, the Live Oak U.S. Government Fund and the Live Oak Municipal Money Market Fund (the "Live Oak Shares") of Cortland Trust, Inc., a Maryland corporation (the "Fund"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), adopted pursuant to
Section 12(b) of the Act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").

     1.   Certain Payments Authorized.

          (a) The Fund on behalf of its Live Oak Shares is authorized to make payments to Interstate/Johnson Lane ("IJL"), other securities dealers and institutions for shareholder servicing assistance and distribution services for the Live Oak Shares pursuant to a Primary Dealer Agreement in substantially the form of Exhibit A hereto. IJL, other securities dealers and institutions are collectively referred to as "Service Agents".

          (b) The schedule of fees to Service Agents and the basis upon which such fees will be paid shall be determined from time to time by Reich & Tang Distributors L.P. ("R&T"), subject to the limitations below. The aggregate amount of all fees payable by the Fund on behalf of each class of Live Oak Shares to Servicing Agents in any fiscal year of the Fund shall not exceed .20% of the aggregate average daily net assets of the class of Live Oak Shares on an annual basis for such fiscal year. The Fund shall also pay to R&T a monthly fee at an annual rate of .20% of the aggregate average daily net assets of each class of Live Oak Shares. R&T may pay all or a portion of the fee it receives from the Live Oak Shares to Service Agents or to apply such amounts to the purposes set forth in paragraph 1(c) hereof.

          (c) R&T may also make payments to Service Agents out of the fee paid to R&T pursuant to paragraph (b) hereof, out of R&T's past profits or from any other source available to R&T. R&T may also pay for the printing and distributing of prospectuses and statements of additional information (including those prospectuses and statements of additional information distributed to shareholders of the Live Oak Shares and any promotional or sales literature used by R&T or furnished by R&T to investors or Service Agents, the expenses of advertising and all legal expenses in connection with the foregoing. R&T may also pay Service Agents for opening and servicing Key Convenience Accounts and for processing account application forms for any debit or credit cards, check redemption authorizations, travel insurance applications and other services provided to Key Convenience Account participants.

     2. Reports. Quarterly, in each year that this Plan remains in effect, R&T shall prepare and furnish to the Board of Directors of the Fund a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended under the Plan and purposes for which such expenditures were made.

     3. Approval of Plan. This Plan shall become effective upon approval of the Plan, and the related agreements by a majority of the outstanding voting securities of each class of Live Oak Shares, as defined in Section 2(a)(42) of the Act.

     4. Term. This Plan shall remain in effect for one year from its effective date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of the Fund's Board of Directors, including a majority of the Qualified Directors (the directors of the Fund who are not interested persons of the Fund, as defined in Section 2(a)(19) of the Act, and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan), cast in person at a meeting called for the purpose of voting on such Plan and agreements. This Plan may not be amended in order to increase materially the amount to be spent hereunder without shareholder approval in accordance with Section 3 hereof. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Fund, and of the Qualified Directors, cast in person at a meeting called for the purpose of voting thereon.

     5. Termination. This Plan may be terminated at any time by a majority vote of the Qualified Directors or by vote of a majority of the outstanding voting securities of a class of the Live Oak Shares, as defined in Section 2(a)
(42) of the Act.

     6. Nomination of Independent Directors. While this Plan shall be in effect, the selection and nomination of the directors of the Fund who are not "interested persons" of the Fund, as defined in Section 2(a)(19) of the Act, shall be committed to the discretion of the Qualified Directors then in office.

     7.   Miscellaneous.

          (a) All agreements with any Service Agent relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 5 hereof.

          (b) The adoption of this Plan does not constitute any acknowledgement by either the Fund or R&T that the payments to be made pursuant to the Plan constitute payments for distribution assistance or that the adoption of a plan pursuant to Rule 12b-1 is required in order for such payments to be made.

                                 EXHIBIT A


                      REICH & TANG DISTRIBUTORS L.P.
                             600 Fifth Avenue
                         New York, New York 10020

                              (212) 830-5200


                         PRIMARY DEALER AGREEMENT




Interstate/Johnson Lane
Interstate Tower
121 West Trade Street
Charlotte, North Carolina  28201

Gentlemen:

     Reich & Tang Distributors L.P. ("R&T") serves as distributor of the R&T General Money Market Fund, U.S. Government Fund and Municipal Money Market Fund (the "Funds"), series of Cortland Trust, Inc., a Maryland corporation (the "Trust"). The Trust is a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Each Fund offers a class of shares of the Fund, $.001 par value, to the public in accordance with the terms and conditions contained in a separate Prospectus and Statement of Additional Information (the "SAI") of the Trust. The separate Prospectus and SAI pertain to the Live Oak classes of the Funds ("Live Oak Shares") offered to the public through Interstate/Johnson Lane ("IJL") and through securities dealers who have a dealer agreement with IJL (the "Dealers"). Reich & Tang Asset Management L.P. (the "Manager") serves as manager for the Funds. The terms "Prospectus" and "SAI" as used herein refer to the separate prospectus or statement of additional information on file with the Securities and Exchange Commission which is part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with the offering of Live Oak Shares to the public, IJL may place or facilitate the placement of orders for purchase and redemption of Live Oak Shares for and on behalf of customers of IJL or the Dealers on the following terms and conditions:

     1. IJL and the Dealers are hereby authorized to (i) place orders through R&T for purchases of Live Oak Shares and (ii) tender Live Oak Shares through R&T for redemption, in each case subject to the terms and conditions set forth in the Prospectus and SAI.

     2. No person is authorized to make any representations concerning the Funds or the Live Oak Shares except those contained in the Prospectus and SAI and in such printed information as R&T may subsequently prepare. No person is authorized to distribute any sales material relating to the Funds without the prior written approval of R&T.

     3. IJL agrees to undertake from time to time certain shareholder servicing activities for customers of IJL and certain customers of broker-dealers who have dealer agreements with IJL (the "Customers") who have purchased Live Oak Shares and who use IJL's facilities to communicate with the Funds or to effect redemptions or additional purchases of the Live Oak Shares. In consideration of the services and facilities provided by IJL hereunder, the Funds and R&T will pay to IJL the fee set forth in the attached Schedule based upon the average daily net asset value of the Live Oak Shares held from time to time by or on behalf of the Customers (the "Customers' Fund Shares"). The fee for such services will be computed daily and payable monthly. For purposes of determining the fees payable under this computation, the average daily net asset value of the Customers' Fund Shares will be computed in the manner specified in the Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Live Oak Shares for purposes of purchases and redemptions. R&T or the Trust may, in its discretion and without notice, suspend or withdraw the sale of Live Oak Shares, including the sale of such Live Oak Shares to IJL for the account of any customer or customers. R&T represents to IJL that this Agreement and the payment of such service fee by R&T and the Funds has been authorized and approved by the Trust.

     4. IJL agrees that it will cause the Dealers to comply and IJL itself will comply with the provisions contained in the Securities Act governing the distribution of Prospectuses to persons to whom IJL or the Dealers offer Live Oak Shares, and, if requested, will deliver SAI's. IJL further agrees that it or the Dealers will deliver, upon request, copies of any amended Prospectus (and
SAI) to Customers whose Live Oak Shares IJL or any Dealer is holding as record owner and to deliver to such Customers copies of the annual and interim financial reports and proxy solicitation materials of the Funds. R&T agrees to furnish to IJL and the Dealers as many copies of the Prospectus and SAI, annual and interim financial reports and proxy solicitation materials as you may reasonably request.

     5. IJL represents that it and the Dealers are members in good standing of the National Association of Securities Dealers, Inc. IJL agrees that neither IJL nor any Dealer will offer Live Oak Shares to persons in any jurisdiction in which IJL or any such Dealer may not lawfully make such offer due to the fact that IJL or any such Dealer has not registered under, or is not exempt from, the applicable registration or licensing requirements of such jurisdiction.

     6. The Funds have registered an indefinite number of Live Oak Shares under the Securities Act. Upon application, R&T will inform IJL as to the states or other jurisdictions in which R&T believes the Live Oak Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but R&T shall assume no responsibility or obligation as to IJL's right to sell Live Oak Shares in any jurisdiction.

     7. The Trust shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of the Live Oak Shares, including the right in its discretion, without notice, to suspend sales or withdraw the offering of Live Oak Shares entirely.

     8. IJL understands and agrees that IJL and each Dealer, and not R&T, the Manager or the Funds, shall be responsible for obtaining and maintaining taxpayer certifications under applicable law, including the satisfaction of any penalties imposed for failure to obtain and maintain such information under and in accordance with applicable law with respect to accounts established by IJL or any Dealer. IJL also agrees that it will (i) maintain all records required by law relating to transactions in Live Oak Shares and, upon request by the Funds, promptly make such of these records available to the Funds as the Trust may reasonably request in connection with its operations; and (ii) promptly notify R&T if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

     9. R&T and the Trust shall be under no liability to IJL or the Dealers except for lack of good faith and for obligations expressly assumed by them hereunder. In carrying out IJL's obligations, IJL agrees to act in good faith and without negligence. Nothing contained in this agreement is intended to operate as a waiver by R&T, the Manager and the Trust or IJL of compliance with any provision of the Investment Company Act of 1940, as amended (the "1940 Act"), the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     10. This Agreement may be terminated for cause on violation of any of the provisions of this Agreement by either party, without penalty upon ten (10) days' written notice to the other party and shall automatically terminate in the event of its assignment, as defined in the 1940 Act. This Agreement may also be terminated at any time for any reason or no reason without penalty by the vote of a majority of the members of the Board of Directors of the Trust who are not "interested persons" (as such phrase is defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the plan of distribution with respect to a class of the Life Oak Shares and any related agreement, or by the vote of a majority of the outstanding voting securities of a class of the Live Oak Shares.

     11.  All communication to us should be sent to:

               Reich & Tang Distributors L.P.
               600 Fifth Avenue
               New York, New York  10020

     Any notice to you shall be duly given if mailed or telegraphed to you at the following address:

               Interstate/Johnson Lane
               Interstate Tower
               121 West Trade Street
               Charlotte, North Carolina  28201

     If the foregoing is in accordance with IJL's understanding, please sign and return to R&T a copy of this Agreement.


                              REICH & TANG DISTRIBUTORS L.P.

                              By:  Reich & Tang Asset Management, Inc.,
                                   General Partner


                              By




Confirmed and accepted as of                    :
INTERSTATE/JOHNSON LANE


By:
          (Authorized Signature)

                                 SCHEDULE

                         PRIMARY DEALER AGREEMENT

                              LIVE OAK SHARES



     For providing the services described in the Primary Dealer Agreement, R&T and the Funds will pay to you monthly fees at the annual rate, in the aggregate, of __% of the average daily net asset value of the Live Oak Shares classes of the Funds.